Exhibit 99.1

Felder Accepts Position as Chairman of Southwest Securities, Inc.

to Concentrate on Business Development

DALLAS, September 21, 2007 – William D. Felder has accepted the position of Chairman of Southwest Securities, Inc., the principal broker/dealer subsidiary of SWS Group, Inc. (NYSE: SWS) and relinquished his day-to-day management responsibilities in order to concentrate on developing business relationships for the company. He resigned his positions as President of SWS Group and President and CEO of Southwest Securities.

“This change frees me to do what I love best – tell the story of Southwest Securities,” Felder said. “I have devoted my career to helping my colleagues build a great company, and I believe Southwest Securities’ best years still lie ahead.”

“In his new role, Bill will use his extensive knowledge of the securities industry and his 27-years of experience at Southwest Securities to develop new relationships for the firm,” said SWS Group Chief Executive Officer Donald W. Hultgren. “Bill is particularly well-respected for his expertise in correspondent clearing, and we anticipate that he will be an especially valuable business development resource.”

Felder, who began his career at Southwest Securities in 1980, advanced through various management positions to become head of correspondent administration in 1988. Since that time, he has served as a senior executive and managed a number of the company’s business lines. He was elected Executive Vice President of SWS Group in 1995 and President in 2002.

An Allied Member of the New York Stock Exchange, Felder is a former Chairman of the District 6 Business Conduct Committee of the National Association of Securities Dealers. He is also a past member of the Board of Governors of the Chicago Stock Exchange. Currently, he serves as Chairman of the FINRA’s District 6 Nominating Committee, a Trustee of the Securities Industry Institute and as a member of The Options Clearing Corporation Board of Directors.

(more)

Felder Becomes Chairman of Broker/Dealer Subsidiary - 2

Felder is a graduate of Westminster College, where he earned a B.A. Degree in economics and business administration in 1980. He is active in civic affairs and serves as a member of the Board of Directors of the Episcopal School of Dallas and as a member of its Executive Committee.

SWS Group, Inc. is a Dallas-based financial services holding company that offers a broad range of investment and financial services through its subsidiaries. The company’s common stock is listed and traded on the New York Stock Exchange under the symbol SWS. SWS Group, Inc. subsidiaries include Southwest Securities, Inc, a full-service brokerage and clearing firm; Southwest Securities, FSB, a community bank; SWS Financial Services, Inc., a brokerage firm serving independent registered reps and their customers, and Southwest Insurance Agency.

# # #

CONTACT:	Jim Bowman, Vice President - Corporate Communications, (214) 859-9335
jbowman@swst.com